UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 10, 2018

Analogic Corporation

(Exact name of registrant as specified in charter)

Massachusetts	0-6715	04-2454372
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS Employer Identification No.)

8 Centennial Drive, Peabody, Massachusetts	01960
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: 978-326-4000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transitionperiod for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Agreement and Plan of Merger

On April 10, 2018, Analogic Corporation, a Massachusetts corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with ANLG Holding Company, Inc., a Delaware corporation (the “Parent”), and AC Merger Sub, Inc., a Massachusetts corporation and a wholly owned subsidiary of the Parent (the “Merger Sub”). The Merger Agreement provides, subject to its terms and conditions, for the acquisition of the Company by the Parent at a price of $84.00 per share of the Company’s common stock, par value $0.05 (each, a “Share”), in cash, without interest and subject to deduction for any required withholding tax (the “Merger Consideration”), through the merger of the Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of the Parent. The Parent and the Merger Sub are owned by funds affiliated with Altaris Capital Partners, LLC (collectively, the “Sponsor”). The Company’s Board of Directors (the “Board”) has unanimously approved the Merger and the Merger Agreement and recommended that stockholders approve the Merger Agreement, and the Company has agreed to hold a stockholders meeting to submit the Merger Agreement to its stockholders for their consideration.

Pursuant to the Merger Agreement, at the effective time of the Merger (the “Effective Time”):

•	each Share that is issued and outstanding immediately prior to the Effective Time (other than Shares owned by any subsidiary of the Company, the Merger Sub, the Parent or any other subsidiary of the Parent immediately prior to the Effective Time (all of which will be canceled) and Shares held by any holder who is entitled to, and who has perfected, appraisal rights under Massachusetts law) will be automatically converted into the right to receive the Merger Consideration;

•	each then-outstanding and unexercised Company stock option shall vest in full and automatically be canceled and converted into the right to receive the excess, if any, of the Merger Consideration over the exercise price per share of such stock option; provided that, in the event that the exercise price of any such stock option is equal to or greater than the Merger Consideration, such stock option will be canceled, without any consideration being payable in respect thereof and have no further force or effect;

•	each Company restricted stock unit that is then outstanding and unvested shall vest in full and automatically be canceled and converted into the right to receive the Merger Consideration; and

•	each Company performance-based share unit (“PSU”) that is then outstanding and unvested shall vest with respect to the number of Shares that would have been earned under such PSU based on the methodology set forth in the applicable PSU award agreement or previously established by the Compensation Committee of the Board at the time of grant, multiplied by the Merger Consideration.

In connection with the transactions contemplated by the Merger Agreement, the Company has agreed to suspend the payment of its regular quarterly dividend.

The Merger Agreement contains customary representations and warranties from both the Company, on the one hand, and the Parent and the Merger Sub, on the other hand. It also contains customary covenants, including covenants providing for each of the Company and the Parent to use its reasonable best efforts to cause the Merger to be consummated, and covenants requiring the Company, among other things, (i) to use commercially reasonable efforts to conduct its business in the ordinary course during the interim period between the execution of the Merger Agreement and the Effective Time, (ii) not to engage in specified types of transactions during such period, and (iii) not to solicit proposals or engage in discussions relating to alternative acquisition proposals or change the recommendation of the Board to the Company’s stockholders regarding the Merger Agreement, in each case except as otherwise permitted by the Merger Agreement, including in connection with the compliance by the Board with its fiduciary duties under applicable law.

Completion of the Merger is subject to customary closing conditions, including (i) approval of the Merger Agreement by the Company’s stockholders, (ii) the expiration or termination of applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and (iii) the absence of governmental injunctions or other legal restraints prohibiting the Merger. In addition, the obligation of each party to consummate the Merger is conditioned upon, among other things, the accuracy of the representations and warranties of the other party (subject to certain materiality exceptions), and material compliance by the other party with its covenants under the Merger Agreement. The Parent’s obligations under the Merger Agreement are not subject to any financing condition.

The Parent has obtained equity and debt financing commitments for the transactions contemplated by the Merger Agreement. MidCap Financial and its affiliates have agreed to provide debt financing for the transactions, subject to the terms and conditions set forth in a debt commitment letter delivered to the Parent. In addition, the Sponsor has delivered an equity commitment letter to the Parent, pursuant to which, upon the terms and subject to the conditions set forth therein, the Sponsor has committed to capitalize the Parent at or prior to the closing of the Merger with the equity contributions. The Merger Agreement requires the Parent to use its reasonable best efforts to arrange and obtain the financing on the terms and conditions described in the equity and debt financing commitments.

The Merger Agreement may be terminated, subject to the terms and conditions of the Merger Agreement: (i) by mutual written consent of the Parent and the Company; (ii) by either the Company or the Parent, if a governmental injunction or other legal restraint prevents the consummation of the Merger; (iii) by either the Company or the Parent, if the requisite vote of the Company’s stockholders has not been obtained; or (iv) by either the Company or the Parent upon the other party’s uncured material breach of any representation, warranty, covenant or agreement under the Merger Agreement. The Merger Agreement may also be terminated (A) by the Parent if the Board fails to recommend or changes its recommendation regarding the Merger or approves or recommends an alternative transaction or fails to recommend against an alternative transaction that is a tender offer, or (B) by the Company, in order to enter into a definitive agreement with respect to a superior proposal, subject to specified limitations. Subject to certain conditions, the Company may terminate the Merger Agreement if, after completion of a sixty-day period following the date of the Merger Agreement (unless waived by the Parent), all of the condition to Closing are satisfied and the Parent fails to consummate the Merger.

In addition to the foregoing termination rights, and subject to certain limitations, either party may terminate the Merger Agreement if the Merger is not consummated by October 10, 2018.

If the Merger Agreement is terminated under certain circumstances specified in the Merger Agreement, the Company will be required to pay the Parent a termination fee of $34,800,000 (including under specified circumstances in connection with the Company’s entry into an agreement with respect to a superior proposal). The Merger Agreement also provides that the Parent will be required to pay the Company a reverse termination fee of $64,200,000 under certain specified circumstances set forth in the Merger Agreement. The Sponsor has provided the Company with a limited guarantee in favor of the Company guaranteeing the Parent’s obligation to pay the reverse termination fee and certain other payment obligations of the Parent and the Merger Sub pursuant to the Merger Agreement.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is filed as Exhibit 2.1 hereto and is incorporated herein by reference.

The Merger Agreement has been included to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about the Company, the Parent, the Merger Sub or their respective subsidiaries and affiliates. The Merger Agreement contains representations and warranties by the Company, on the one hand, and the Parent and the Merger Sub, on the other hand, made solely for the benefit of the other. The assertions embodied in those representations and warranties are subject to qualifications and limitations agreed to by the respective parties in negotiating the terms of the Merger Agreement, including information in confidential disclosure schedules delivered in connection with the signing of the Merger Agreement. Moreover, certain representations and warranties in the Merger Agreement were made as of a specified date, may be subject to a contractual standard of materiality different from what might be viewed as material to investors, or may have been used for the purpose of allocating risk between the Company, on the one hand, and the

Parent and the Merger Sub, on the other hand, rather than establishing matters as facts. Accordingly, the representations and warranties in the Merger Agreement should not be relied on by any persons as characterizations of the actual state of facts about the Company, the Parent, the Merger Sub or their respective subsidiaries or affiliates at the time they were made or otherwise. In addition, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On April 10, 2018, the Board adopted an Amendment (the “By-law Amendment”) to the Company’s Amended and Restated By-laws (the “Amended and Restated By-laws”). The By-law Amendment, which was effective upon adoption by the Board, designates the Business Litigation Session of the Superior Court of Suffolk County, Massachusetts as the sole and exclusive forum for any stockholder to bring (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee, agent or stockholder of the Company to the Company or the Company’s stockholders, including, without limitation, a claim alleging the aiding and abetting of such a breach of fiduciary duty, (iii) any action asserting a claim arising pursuant to any provision of the Massachusetts Business Corporation Act, the articles of organization or the by-laws of the Company (as each may be amended from time to time), or (iv) any action asserting a claim governed by the internal affairs doctrine.

The foregoing description of the By-law Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the By-law Amendment, which is filed as Exhibit 3.1 hereto and is incorporated herein by reference.

Item 8.01. Other Events.

On April 10, 2018, the Company issued a press release announcing its entry into the Merger Agreement. A copy of that press release and an accompanying investor presentation are filed as Exhibit 99.1 and Exhibit 99.2 hereto, respectively, and are incorporated herein by reference.

On April 10, 2018, the Company also distributed an Employee FAQ communication to its employees, which is attached hereto as Exhibit 99.3 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

See the Exhibit Index attached to this Current Report on Form 8-K, which is incorporated herein by reference.

Important Additional Information Will Be Filed with the SEC

The Company plans to file with the Securities and Exchange Commission (the “SEC”) and mail to its stockholders a Proxy Statement in connection with the transaction. The Proxy Statement will contain important information about the Parent, the Company, the transaction and related matters. Investors and security holders are urged to read the Proxy Statement carefully when it is available.

Investors and security holders will be able to obtain free copies of the Proxy Statement and other documents filed with the SEC by the Company through the web site maintained by the SEC at www.sec.gov.

In addition, investors and security holders will be able to obtain free copies of the Proxy Statement from the Company by contacting the Investor Relations department via e-mail at investorrelations@analogic.com or by calling 978-326-4058.

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the transactions contemplated by the merger agreement. Information regarding the Company’s directors and executive officers is contained in the Company’s Form 10-K for the year ended July 31, 2017 and its proxy statement dated November 2, 2017, which are filed with the SEC. These documents can be obtained free of charge from the sources listed above. Additional information regarding the direct and indirect interests of the Company’s directors and executive officers in the proposed transaction will be included in the Proxy Statement when it is filed with the SEC.

Safe Harbor for Forward-Looking Statements

Statements in this filing regarding the proposed transaction between the Parent and the Company, the expected timetable for completing the transaction, future financial and operating results, benefits and synergies of the transaction, future opportunities for the combined company and any other statements about future expectations, plans, and prospects for the Company, including statements containing the words “believes,” “anticipates,” “plans,” “expects,” and similar expressions, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including the risk that the proposed merger may not be completed in a timely manner, or at all, which may adversely affect the Company’s business and the price of its common stock; the failure to satisfy all of the closing conditions of the proposed merger, including the approval of the merger agreement by the Company’s stockholders and the receipt of regulatory approvals; the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; the effect of the announcement or pendency of the proposed merger on the Company’s business, operating results, and relationships with customers, suppliers, competitors and others; risks that the proposed merger may disrupt the Company’s current plans and business operations; potential difficulties retaining employees as a result of the proposed merger; risks related to the diverting of management’s attention from the Company’s ongoing business operations; the outcome of any legal proceedings that may be instituted against the Company related to the merger agreement or the proposed merger; risks relating to product development and commercialization, limited demand for the Company’s products, limited number of customers, risks associated with competition, uncertainties associated with regulatory agency approvals, competitive pricing pressures, downturns in the economy, the risk of potential intellectual property litigation, acquisition related risks; and other factors discussed in the Company’s most recent quarterly and annual reports filed with the SEC. In addition, the forward-looking statements included in this filing represent the Company’s views as of the date of this document. While the Company anticipates that subsequent events and developments will cause the Company’s views to change, the Company specifically disclaims any obligation to update these forward-looking statements. These forward-looking statements should not be relied upon as representing the Company’s views as of any later date.

EXHIBIT INDEX

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated as of April 10, 2018, among Analogic Corporation, ANLG Holding Company, Inc. and AC Merger Sub, Inc.*

3.1	Amendment to Amended and Restated By-laws of Analogic Corporation.

99.1	Press release issued by Analogic Corporation on April 10, 2018.

99.2	Investor Presentation.

99.3	Employee FAQ.

*	Certain schedules to this agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K and the Company agrees to furnish supplementally a copy of any omitted schedule to the staff of the SEC upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANALOGIC CORPORATION

Date: April 10, 2018	By:	/s/ John J. Fry
Name: John J. Fry Title: Senior Vice President, General Counsel and Secretary